Exhibit 99.1

Photon Dynamics Receives Notice Regarding Delaying Filing of Form 10-Q

SAN JOSE, CA -- (MARKET WIRE) – 08/15/2007 -- Photon Dynamics, Inc. (NASDAQ: PHTN), a leading global supplier of integrated yield management solutions for the flat panel display market, today announced that it intends to request a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”) in response to the receipt of a Nasdaq Staff Determination letter dated August 13, 2007 indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(14).  Nasdaq Marketplace Rule 4310(c)(14) requires listed companies to make all filings with the Securities and Exchange Commission on a timely basis, as required by the Securities Exchange Act of 1934, as amended. As anticipated, the letter was issued in accordance with Nasdaq procedures due to the delayed filing of the Company’s Form 10-Q for the quarter ended June 30, 2007.  Pending a decision by the Panel, Photon Dynamics’ shares will remain listed on The Nasdaq National Market.   There can be no assurance that that the Panel will grant the Company’s request for continued listing.

On August 18, 2007, the Company announced that it is restating its previously reported financial statements as a result of under-recorded customs duty expense related to the import of warranty parts into its foreign subsidiaries.   The Company is working proactively with the various customs authorities to settle outstanding issues and will file restated financial statements for the affected periods with the Securities and Exchange Commission as promptly as practicable.

About Photon Dynamics, Inc.  Photon Dynamics, Inc. is a leading global supplier of integrated yield-management solutions for the flat panel display market. Photon Dynamics utilizes advanced digital imaging technology to develop systems that enable flat panel display manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. Founded in 1986, Photon Dynamics is headquartered in San Jose, California with sales and customer support offices in Beijing, China; Seoul, Daejeon, Gumi, and Cheonan, Korea; Hsinchu, Tainan, and Taichung, Taiwan; and Tokyo and Tsu, Japan.

For more information about Photon Dynamics, visit its website at www.photondynamics.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

The statements in this press release relating to Photon Dynamics’ intention to request a hearing before the Panel and to file restated financial statements during the current quarter are forward-looking statements. These forward-looking statements are based on current expectations on the date of this press release and involve a number of uncertainties and risks. These uncertainties and risks include, but are not limited to, the risk that the Company may not complete the restatement on a timely basis and that the Panel may not grant the Company’s request for continued listing.  As a result, actual results may differ substantially from expectations. For further information on risks affecting Photon Dynamics, refer to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption "Factors Affecting Operating Results" in Photon Dynamics' Annual Report on Form 10-K for the year ended September 30, 2007 as filed with the Securities and Exchange Commission. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.